Exhibit 99.1

For Immediate Release

Coast Distribution System Reports Full Year 2009 Profit Despite Lower Sales

MORGAN HILL, Calif., March 31, 2010 — The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported financial results for the fourth quarter and full year ended Dec. 31, 2009, highlighted by profitability despite a decrease in net sales for the year.

Fourth Quarter 2009 vs. 2008

Coast, one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, reported an increase in sales and a significantly reduced net loss in the fourth quarter of 2009 as compared to the same quarter of 2008. The net loss for the fourth quarter of 2009 was $1.1 million, or $0.24 per diluted share, on net sales of $17.3 million. For the same period of 2008, Coast reported a net loss of $2.3 million, or $0.51 per diluted share, on net sales of $16.9 million.

Gross margin as a percentage of sales increased to 13.7 percent in the 2009 fourth quarter, compared to 9.9 percent in the same quarter of 2008. The improvement was the result of reduced shipping costs as fuel prices declined, a change in product mix and improved pricing.

In addition, in the 2009 fourth quarter, Coast reduced selling, general and administrative (SG&A) expenses by $1.5 million, or 28.5 percent as compared to the 2008 fourth quarter. The company attributed the decrease in SG&A to a variety of cost-cutting measures implemented throughout the year.

Year Ended December 31, 2009 vs. 2008

For the full year ended Dec. 31, 2009, Coast reported net earnings of $0.1 million, or $0.02 per diluted share, on net sales of $103.2 million. This compares with a net loss of $1.8 million, or $0.41 per diluted share, on net sales of $132.2 million in 2008. In 2009, gross margin as a percentage of sales improved to 18.8 percent from 18.6 percent in the prior year. SG&A expenses were reduced by $8.0 million, or 30.1 percent, which drove the turnaround in operating income and the earnings generated in 2009.

Coast also reduced borrowings under its bank line of credit by $7.4 million, or 43.6 percent year-over-year, and reduced inventory year-over-year by $7.7 million, or 25.2 percent, to $23.0 million at Dec. 31, 2009. Coast generated $10.2 million in operating cash flow in 2009, contributing to its ending cash balance of $5.6 million, up from $1.9 million at the end of 2008.

“Given the adverse economic and industry conditions in 2009, we are pleased with our results for the quarter and full year,” said Coast’s Chief Executive Officer Jim Musbach. “Driving our return to profitability were improved operating margins, which were the result of the combined impact of an improved product mix as well as our efforts over the last year to reduce costs and create a leaner organization. Looking ahead, it is our plan to capture additional market share to offset expected declines in net sales resulting from the recessionary conditions and limited credit availability we expect will continue throughout 2010. We also believe we can achieve further improvements in gross margin by working to increase sales of higher-margin proprietary products and foreign-sourced products. In addition, we will continue to monitor SG&A expenses in response to the difficult economic climate.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the U.S. and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ significantly from the future financial performance and financial condition expected at the current time. In particular, our sales and operating results are affected primarily by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances, which are outside of our ability to control, because they can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell: Declines in discretionary income and loss of confidence among consumers regarding economic conditions and tightening in the availability of and increases in the cost of consumer credit; increases in the costs of and shortages in the supply of gasoline; and unusually severe or extended winter weather conditions. Moreover, the current economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of Aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussions of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2008 Annual Report and third quarter 2009 Quarterly Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2009 & 2008

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$17,269	$16,869	$103,201	$132,237
Cost of sales(1)	14,905	15,192	83,754	107,625

Gross profit	2,364	1,677	19,447	24,612
Selling, general and administrative expenses	3,758	5,254	18,552	26,559

Operating income	(1,394)	(3,577)	895	(1,947)
Other income (expense)
Interest	(136)	(227)	(624)	(1,409)
Other	112	394	(67)	139

	(24)	167	(691)	(1,270)

Earnings (loss) before taxes	(1,418)	(3,410)	204	(3,217)
Income tax credit (expense)	(341)	1,150	105	(1,378)

Net earnings (loss)	$(1,077)	$(2,260)	$99	$(1,839)

Basic earnings (loss) per share	$(0.24)	$(0.51)	$0.02	$(0.41)

Diluted earnings (loss) per share	$(0.24)	$(0.51)	$0.02	$(0.41)

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2009	2008
	(In thousands)
ASSETS
Cash	$5,561	$1,860
Accounts receivable	8,831	9,333
Inventories	22,985	30,710
Other current assets	3,350	5,652

Total Current Assets	40,727	47,555
Property, Plant & Equipment	2,192	2,785
Other Assets	2,553	2,119

Total Assets	$45,472	$52,459

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$2,942	$3,557
Other current liabilities	3,261	3,604

Total Current Liabilities	6,203	7,161
Long term debt	9,637	17,078
Stockholders Equity	29,632	28,220

Total Liabilities and Stockholders’ Equity	$45,472	$52,459